EX-99.1.c
CERTIFICATE
     The undersigned hereby certifies that he is the Secretary of InterCapital Insured Municipal Income Trust (the “Trust”), an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts, that annexed hereto is an Amendment to the Declaration of Trust of the Trust adopted by the Trustees of the Trust on April 30, 1998 as provided in Section 8.3 of the said Declaration, said Amendment to take effect on December 21, 1998, and I do hereby further certify that such amendment has not been amended and is on the date hereof in full force and effect.
     Dated this 21st day of December, 1998.

/s/ Barry Fink
Barry Fink
Secretary

AMENDMENT

Dated:	December 21, 1998

To be Effective:	December 21, 1998
TO
INTERCAPITAL INSURED MUNICIPAL INCOME TRUST

DECLARATION OF TRUST
DATED
MARCH 12, 1992

     Amendment dated December 21, 1998 to the Declaration of Trust (the “Declaration”) of Morgan Stanley Dean Witter Insured Municipal Income Trust (the “Trust”) dated March 12, 1992
     WHEREAS, the Trust was established by the Declaration on the date hereinabove set forth under the laws of the Commonwealth of Massachusetts; and
     WHEREAS, the Trustees of the Trust have deemed it advisable to change the name of the Trust to “Morgan Stanley Insured Municipal Income Trust,” such change to be effective on December 20, 2001;
     NOW, THEREFORE:
     1. Section 1.1 of Article I of the Declaration is hereby amended so that that Section shall read in its entirety as follows:
“Section 1.1. Name. The name of the Trust created hereby is the Morgan Stanley Insured Municipal Income Trust and so far as may be practicable the Trustees shall conduct the Trust’s activities, execute all documents and sue or be sued under that name, which name (and the word ‘Trust” whenever herein used) shall refer to the Trustees as Trustees, and not as individuals, or personally, and shall not refer to the officers, agents, employees or Shareholders of the Trust. Should the Trustees determine that the use of such name is not advisable, they may use such other name for the Trust as they deem proper and the Trust may hold its property and conduct its activities under such other name.”
     2. Subsection (r) of Section 1.2 of Article I of the Declaration is hereby amended so that that Subsection shall read in its entirety as follows:
“Section 1.2. Definitions...
“(r) “Trust” means the Morgan Stanley Insured Municipal Income Trust.”
     3. Section 10.7 of Article X of the Declaration is hereby amended so that that Section shall read as follows:
“Section 10.7. Use of the name “Morgan Stanley. “ Morgan Stanley Dean Witter & Co. (“MSDW”) has consented to the use by the Trust of the identifying name “Morgan Stanley,” which is a property right of MSDW. The Trust will only use the name “Morgan Stanley” as a component of its name and for no other purpose, and will not purport to grant to any third party the right to use the name “Morgan Stanley” for any purpose. MSDW, or any corporate affiliate of MSDW, may use or grant to others the right to use the name “Morgan Stanley,” or any combination or abbreviation thereof, as all or a portion of a corporate or business name or for any commercial purpose, including a grant of such right to any other investment company. At the request of MSDW or any corporate affiliate of MSDW, the Trust will take such action as may be required to provide its consent to the use of the name “Morgan Stanley,” or any combination or abbreviation thereof, by MSDW or any corporate affiliate of MSDW, or by any person to whom MSDW or a corporate affiliate of MSDW shall have granted the right to such use. Upon the termination of any investment advisory agreement into which a corporate affiliate of MSDW and the Trust may enter, the Trust shall, upon request of MSDW or any corporate affiliate of MSDW, cease to use the name “Morgan Stanley” as a component of its name, and shall not use the name, or any combination or abbreviation thereof, as part of its name or for any other commercial purpose, and shall cause its officers, Trustees and Shareholders to take any and all actions which MSDW or any corporate affiliate of MSDW may request to effect the foregoing and to recovery to MSDW any and all rights to such name.”
     4. The Trustees of the Trust hereby reaffirm the Declaration, as amended, in all respects.
     5. This Amendment may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

     IN WITNESS WHEREOF, the undersigned, the Trustees of the Trust, have executed this instrument this 21st day of December, 1998.

/s/ Michael Bozic	/s/ Manuel H. Johnson
Michael Bozic, as Trustee and not individually c/o Levitz Furniture Corp. 6111 Broken Sound Parkway, NW Boca Raton, FL 33487	Manuel H. Johnson, as Trustee and not individually c/o Johnson Smick International Inc. 1133 Connecticut Avenue, NW Washington, D.C. 20036

/s/ Charles A. Fiumefreddo	/s/ Michael E. Nugent
Charles A. Fiumefreddo, as Trustee and not individually Two World Trade Center New York, NY 10048	Michael E. Nugent, as Trustee and not individually c/o Triumph Capital, L.P. 237 Park Avenue New York, NY 10017

/s/ Edwin J. Garn	/s/ Philip J. Purcell
Edwin J. Garn, as Trustee and not individually c/o Huntsman Corporation 500 Huntsman Way Salt Lake City, UT 84111	Philip J. Purcell, as Trustee and not individually 1585 Broadway New York, NY 10036

/s/ John R. Haire	/s/ John L. Schroeder
John R. Haire, as Trustee and not individually Two World Trade Center New York, NY 10048	John L. Schroeder, as Trustee and not individually c/o Gordon Altman Butowsky Weitzen Shalov & Wein Counsel to the Independent Trustees 114 West 47th Street New York, NY 10036

/s/ Wayne E. Hedien
Wayne E. Hedien, as Trustee and not individually c/o Gordon Altman Butowsky Weitzen Shalov & Wein Counsel to the Independent Trustees 114 West 47th Street New York, NY 10036

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